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EXHIBIT 11(i)

                                       INGERSOLL-RAND COMPANY
                              COMPUTATION OF BASIC EARNINGS PER SHARE
                  (In millions of dollars except for shares and per share amounts)

                                                          Years  ended  December 31,
                                        1997          1996          1995         1994         1993
BASIC EARNINGS PER SHARE:
Earnings before effect of
  accounting changes..........        $380.5        $358.0        $270.3       $211.1       $163.5
Effect of accounting changes:
  - Postemployment benefits               --            --            --           --        (21.0)
Net earnings applicable
  to common stock.............        $380.5        $358.0        $270.3       $211.1       $142.5

Average number of common
  shares outstanding..........    163,206,932  161,238,547   159,103,617  158,187,174  157,487,303

Basic earnings per share:
Earnings before effect of
  accounting changes..........         $2.33         $2.22         $1.70       $ 1.33       $ 1.04
  Effect of accounting changes:
    - Postemployment benefits             --            --            --           --        (0.13)
Basic earnings per
  share.......................         $2.33         $2.22         $1.70       $ 1.33       $ 0.91

Notes:   All common share and per share amounts have been adjusted for the
3-for-2 stock split which was made in the form of a stock dividend in August of 1997.
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